Exhibit 99.1



     Circuit City Stores, Inc. Redeems Rights under Shareholders Rights Plan

Richmond, Va., April 20, 2005 - Circuit City Stores, Inc. (NYSE: CC) today announced that the company's board of directors ordered the redemption of all outstanding preferred share purchase rights under the company's shareholder rights plan. The redemption of the rights implements the board's and management's February 2004 decision to terminate the rights plan effective May 1, 2005.

The company will pay on May 15, 2005, a redemption price equal to $0.01 (one cent) per share of Circuit City Stores, Inc. Common Stock to shareholders of record at the close of business on May 1, 2005. The preferred share rights will terminate effective May 1, 2005.

About Circuit City Stores, Inc.
Circuit City Stores, Inc. is a leading specialty retailer of consumer electronics across the United States and Canada. The company's domestic segment operates through 612 Superstores and five mall-based stores in the United States. The company's international segment operates through more than 1,000 retail stores and dealer outlets in Canada.

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Contact:        Bill Cimino, Director of Corporate Communications, 804-418-8163
                Jessica Clarke, Investor Relations, 804-527-4038
                Virginia Watson, Investor Relations, 804-527-4033